EXHIBIT 21.1

SONUS NETWORKS, INC.
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Sonus International, Inc.	Delaware
Network Equipment Technologies, Inc.	Delaware
N.E.T. APLA, Inc.	Delaware
Quintum Technologies, LLC	Delaware
Sonus Federal, Inc.	Delaware
Sonus Securities Corp.	Massachusetts
Sonus Networks Australia Pty Ltd.	Australia
Sonus Networks Corp.	Canada
Sonus Networks s.r.o.	Czech Republic
Sonus Networks EURL	France
Sonus Networks GmbH	Germany
Sonus Networks (HK) Limited	Hong Kong
Quintum Technologies (Hong Kong) Ltd.	Hong Kong
Sonus Networks India Private Limited	India
Sonus Networks Trading Private Limited	India
Nihon Sonus Networks K.K.	Japan
Sonus Networks Koreas LLC	Korea
Sonus Networks Malaysia Sdn. Bhd.	Malaysia
Westford Networks Mexico, S. de R.L. de C.V.	Mexico
Sonus Networks (Shanghai) Limited	Shanghai, PRC
Sonus Networks Pte. Ltd.	Singapore
N.E.T. Southeast Asia Pte. Ltd.	Singapore
Sonus Networks España, S.R.L.	Spain
Sonus Networks Switzerland GmbH	Switzerland
Sonus Networks Ltd.	United Kingdom
N.E.T. Europe Ltd.	United Kingdom
Performance Technologies UK Ltd.	United Kingdom